UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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STITCH FIX, INC.
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STITCH FIX, INC.

1 Montgomery Street, Suite 1500
San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 16, 2020

Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Stitch Fix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, December 16, 2020, at 1:30 p.m. local time. The meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/SFIX2020.

We are holding the 2020 Annual Meeting of Stockholders for the following purposes:
1.To elect our three nominees for director named in the accompanying Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders.
2.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement.
3.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending July 31, 2021.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the 2020 Annual Meeting of Stockholders is October 19, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting of Stockholders beginning ten days prior to the meeting at our headquarters at 1 Montgomery Street, Suite 1500, San Francisco, California 94104. If you would like to view the list, please contact us to schedule an appointment by calling (415) 882-7765 and leaving a message for the legal department. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the meeting.

By Order of the Board of Directors

Scott Darling
Chief Legal Officer and Corporate Secretary
San Francisco, California
November 4, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, December 16, 2020, at 1:30 p.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/SFIX2020: The Notice of Annual Meeting, Proxy Statement, and Annual Report are available at www.proxyvote.com.

You are cordially invited to attend the meeting, which will be held virtually online. Whether or not you expect to attend the Annual Meeting of Stockholders, please vote online or, if you have requested to receive paper materials, by mail or by telephone as promptly as possible in order to ensure your representation at the Annual Meeting of Stockholders. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you have requested to receive paper materials, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting of Stockholders. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

STITCH FIX, INC.

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 16, 2020

VOTING AND ANNUAL MEETING INFORMATION

About this Notice and Our Proxy Materials
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), Stitch Fix, Inc. (the “Company” or “Stitch Fix”) has elected to provide access to our proxy materials, including this Proxy Statement, over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Company’s Board of Directors is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), including at any adjournments or postponements of the meeting.

This Proxy Statement contains information to be voted on at the 2020 Annual Meeting and certain other information required by the SEC.

We will begin mailing this Notice on or about November 4, 2020, to all stockholders of record entitled to vote at the 2020 Annual Meeting. On or about that date, all stockholders will be able to access our proxy materials at www.proxyvote.com or request printed copies by following the instructions found in the Notice.

In addition, we may send you a proxy card, along with a second Notice, on or after November 14, 2020.

Attending the 2020 Annual Meeting
The meeting will be held on Thursday, December 16, 2020, at 1:30 p.m. local time online via live audio webcast at www.virtualshareholdermeeting.com/SFIX2020.

The 2020 Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SFIX2020 and following the instructions found in the Notice. Stockholders of record attending the meeting will be able to listen to the meeting live, submit questions and vote online.

Voting at the 2020 Annual Meeting
Who May Vote
Only stockholders of record at the close of business on October 19, 2020, will be entitled to vote at the 2020 Annual Meeting. On this record date, there were 60,689,763 shares of Class A common stock and 43,851,964 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share.
Stockholder of Record: Shares Registered in Your Name. If on October 19, 2020, your shares were registered directly in your name with Stitch Fix’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy online as instructed on the Notice, to vote by proxy over the telephone or to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on October 19, 2020, your shares were held not in your name, but in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2020 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the 2020 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

How Many Votes You Have
On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of October 19, 2020. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this Proxy Statement.

Proposals to be Voted on at the 2020 Annual Meeting
There are three matters scheduled for a vote:
Proposal 1. Election of three directors.
Proposal 2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.
Proposal 3. Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending July 31, 2021.
The Board knows of no other matters that will be presented for consideration at the 2020 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Board Vote Recommendations
The Board recommends that you vote FOR the election of each director nominee, FOR the approval, on an advisory basis, of executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Voting Procedures
Stockholder of Record. If you are a stockholder of record, you may vote online at the 2020 Annual Meeting, or vote by proxy online, over the telephone, or by mailing the signed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.

•To vote online during the meeting, attend the 2020 Annual Meeting and follow the voting instructions provided during the meeting.
•To vote online before the meeting, go to www.proxyvote.com and follow the prompts. Your internet vote must be received by 11:59 p.m. Eastern Time on December 15, 2020, to be counted.
•To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. Your telephone vote must be received by 11:59 p.m. Eastern Time on December 15, 2020, to be counted.
•To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2020 Annual Meeting, we will vote your shares as you direct.
Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Stitch Fix. Simply follow the voting instructions from that organization to ensure that your vote is counted. To vote in person at the 2020 Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from that organization included with these materials or contact them to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
If You Do Not Vote or Give Specific Voting Instructions
Stockholder of Record. If you are a stockholder of record and do not vote online, by telephone, or by completing a proxy card in advance of the 2020 Annual Meeting, or online at the 2020 Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each director nominee, “For” the approval of executive compensation, and “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner. If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, that agent may still be able to vote your shares in its discretion. Brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine,” meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be

“routine,” meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 3.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker.

Changing Your Vote
Stockholder of Record. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy by:
•submitting another properly completed proxy card with a later date or granting a subsequent proxy online or by telephone;
•sending a timely written notice that you are revoking your proxy to Stitch Fix’s Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104 (such notice will be considered timely if it is received by the close of business on the business day immediately preceding the date of the 2020 Annual Meeting); or
•attending the 2020 Annual Meeting and voting online.
Simply attending the meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner. If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by that organization.
Votes Needed for Approval

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(1)
1. Election of directors	Nominees that receive the most “For” votes; “Withhold” votes will have no effect	Not applicable	No effect
2. Advisory vote on executive compensation (“say on pay”)	“For” votes from a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect
3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2021	“For” votes from a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(2)
(1)When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank, or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 2 are considered to be “non-routine,” so we expect broker non-votes to exist in connection with those proposals.
(2)This proposal is considered to be “routine.” If you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker has discretionary authority to vote your shares on this proposal.
Who Will Count the Votes
Votes will be counted by Broadridge Financial Solutions, Inc., our inspector of election for the meeting.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting under our Amended and Restated Bylaws (the “Bylaws”) and Delaware law. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. On the record date, there were 60,689,763 shares of Class A common stock outstanding and 43,851,964 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share. Thus, the holders of shares representing an aggregate of at least 249,604,702 votes must be present online or represented by proxy at the 2020 Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the meeting online or represented by proxy may adjourn the meeting to another date.

Voting Results
Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Proxy Solicitation Expenses
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
Proxy Materials
Multiple Notices
If you received more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Requesting Additional Copies of the Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Stitch Fix stockholders will be householding the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify your broker or Stitch Fix. Direct your written request to Stitch Fix, Inc. Corporate Secretary, 1 Montgomery Street, Suite 1500, San Francisco, California 94104, or contact our Corporate Secretary at (415) 882-7765.

Next Year’s Annual Meeting
Stockholder Proposals and Director Nominations
To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders (the “2021 Annual Meeting”), your proposal must be submitted in writing by August 18, 2021, to our Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2021 Annual Meeting is held before November 16, 2021, or after January 15, 2022, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2021 Annual Meeting.

Pursuant to Section 5(b)(3) of our Bylaws, if you wish to submit a proposal (including a director nomination) at the 2021 Annual Meeting that is not to be included in next year’s proxy materials, you must do so no later than the close of business on September 17, 2021, nor earlier than the close of business on August 18, 2021, to our Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104; provided, however, that if our 2021 Annual Meeting is held before November 16, 2021, or after January 15, 2022, then the deadline is (a) no earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting and (b) not later than the close of business on the later of (i) the 90th day prior to the 2021 Annual Meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.

Pursuant to Section 5(e) of our Bylaws, in the event that the number of directors in the class of directors whose term shall expire at the next annual meeting of stockholders (the “Expiring Class”) is increased and we do not make any public announcement of (a) the appointment of a director to such class or (b) the vacancy in such class (if no appointment was made) at least ten days before the last day a stockholder may deliver a notice of nomination in accordance with our Bylaws, then a stockholder’s notice required by our Bylaws and which complies with the requirements in our Bylaws, other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by our Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104, not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

A copy of our Bylaws is available in the Governance section of our website at investors.stitchfix.com. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL 1
ELECTION OF DIRECTORS
Classified Board
Stitch Fix’s Board is divided into three classes. Each class consists, as nearly as possible, of one third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has nine members. There are three directors in the class whose term of office expires at the 2020 Annual Meeting. Mr. Gurley, Ms. Lynch, and Mr. Svane are currently directors of the Company. Mr. Gurley was elected by our stockholders prior to our initial public offering (“IPO”) pursuant to the provisions of a voting agreement entered into by certain of our stockholders that terminated upon the completion of our IPO. If elected at the 2020 Annual Meeting, each of these nominees would serve until the 2023 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation, or removal.
The following table sets forth information with respect to our directors, including the three nominees for election at the 2020 Annual Meeting, as of November 4, 2020:

Name	Age	Director Since	Principal Occupation / Position Held with the Company
Class III Directors – Nominees for Election at the 2020 Annual Meeting
J. William Gurley	54	August 2013	General Partner of Benchmark Capital; Director of Stitch Fix
Kirsten Lynch	52	March 2018	EVP and Chief Marketing Officer of Vail Resorts; Director of Stitch Fix
Mikkel Svane	49	October 2018	Founder and Chief Executive Officer of Zendesk, Inc.; Director of Stitch Fix
Class I Directors – Continuing in Office Until the 2021 Annual Meeting
Katrina Lake	37	February 2011	Founder, Chief Executive Officer and Director of Stitch Fix
Sharon McCollam	58	November 2016	Director of Stitch Fix
Elizabeth Williams	44	January 2019	CEO of DryBar Holdings, LLC; Director of Stitch Fix
Class II Directors – Continuing in Office Until the 2022 Annual Meeting
Steven Anderson	52	April 2011	General Partner of Baseline Ventures; Director of Stitch Fix
Marka Hansen	67	February 2014	Director of Stitch Fix
Neal Mohan	47	October 2020	Senior Vice President of Google and Chief Product Officer of YouTube; Director of Stitch Fix
Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Below are brief biographies of each nominee and each of our other directors.
Nominees for Election to a Three-Year Term Expiring at the 2023 Annual Meeting
J. William Gurley. Mr. Gurley has served on our Board since August 2013. Mr. Gurley serves as a general partner of Benchmark Capital, a venture capital firm, which he joined in 1999. Previously, he served as a partner of Hummer Windblad Venture Partners, a venture capital firm, a research analyst for Credit Suisse First Boston, an investment bank, and a design engineer at Compaq Computer Corporation, a manufacturer of computers and related components. Mr. Gurley holds a B.S. in Computer Science from the University of Florida and an M.B.A. from the University of Texas. We believe Mr. Gurley is qualified to serve as a member of our Board due to his extensive experience with technology companies, including his experience as a member of the boards of directors of public technology companies and as a venture capitalist investing in technology companies.
Other Public Company Boards: Mr. Gurley previously served as a director of Zillow Group, Inc., GrubHub, Inc., OpenTable, Inc., and Ubiquiti Networks, Inc.

Kirsten Lynch. Ms. Lynch has served on our Board since March 2018. Since 2011, Ms. Lynch has served as Executive Vice President and Chief Marketing Officer of Vail Resorts, Inc., a mountain resort company. From 2009 to 2011, she was with PepsiCo, Inc., a global beverage company, where she was Chief Marketing Officer of the Quaker Foods and Snacks Division. Prior to PepsiCo, Ms. Lynch was Vice President of Marketing for the Cheese and Dairy Business Unit of Kraft Foods Group, Inc., a grocery manufacturing company, from 2007 to 2009, and had worked for Kraft Foods since 1996, holding various marketing positions for the company’s product divisions. Ms. Lynch began her marketing career with Ford Motor Company, a multinational automaker. She holds a B.A. in Marketing from the Illinois State University and an M.B.A. from Washington University in St. Louis. We believe Ms. Lynch is qualified to serve as a member of our Board due to her extensive marketing experience at premier global consumer brands.
Mikkel Svane. Mr. Svane has served on our Board since October 2018. Mr. Svane co-founded Zendesk, Inc., a software development company, and has served as its Chief Executive Officer since 2007. Prior to founding Zendesk, Mr. Svane founded and served as the Chief Executive Officer of Caput A/S, a software company. Mr. Svane holds an A.P. in marketing management from Arhus Kobmandsskole. We believe Mr. Svane is qualified to serve as a member of our Board due to his experience as the chief executive officer of a public company and his knowledge of the technology industry.
Other Public Company Boards: Mr. Svane has served as a director of Zendesk, Inc. since August 2007, and was appointed chair of the Zendesk board of directors in January 2014.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office Until the 2021 Annual Meeting
Katrina Lake. Ms. Lake is our founder and has served as our Chief Executive Officer and a member of our Board since our inception in 2011. Ms. Lake holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard University. We believe that Ms. Lake is qualified to serve as a member of our Board based on the perspective and experience she brings as our Founder and Chief Executive Officer.
Other Public Company Boards: Ms. Lake has served as a director of GrubHub, Inc., an online and mobile food delivery service, since December 2015.
Private Company / Non-Profit Boards: Ms. Lake serves as a director of Glossier Inc., an online beauty products company.

Sharon McCollam. Ms. McCollam has served on our Board since November 2016. From December 2012 to June 2016, Ms. McCollam served as Executive Vice President, Chief Administrative and Chief Financial Officer of Best Buy Co., Inc., a provider of technology products, services, and solutions, and continued to serve as a senior advisor through January 2017. From 2006 to 2012, she served as Executive Vice President, Chief Operating and Chief Financial Officer at Williams-Sonoma Inc., a specialty retailer of high-quality products for the home, and as Chief Financial Officer from 2000 to 2006. Prior to Williams-Sonoma, Ms. McCollam served as Chief Financial Officer of Dole Fresh Vegetables, Inc., a division of Dole Food Company, Inc., a producer and marketer of fresh fruit and vegetables. Ms. McCollam holds a B.S. in Accounting from the University of Central Oklahoma and is a Certified Public Accountant. We believe that Ms. McCollam is qualified to serve as a member of our Board because of her experience in retail and as a member of the boards of directors of public and private companies.
Other Public Company Boards: Ms. McCollam has served as a director of Chewy, Inc., an online retailer of pet products, suppliers, and prescriptions, since June 2019, Advance Auto Parts, an automotive aftermarket parts provider, since February 2019, and Signet Jewelers, Limited, a diamond jewelry retailer, since March 2018. She served on the board of directors of Whole Foods Market, Inc. from May 2017 to August 2017, and previously served on the boards of directors of OfficeMax Incorporated, Del Monte Foods Company, and Williams Sonoma, Inc.
Private Company / Non-Profit Boards: Ms. McCollam serves as a director of Hallmark Cards, Inc., GetYourGuide AG, and International Walls, Inc. f/k/a Art.com. She also serves on the non-profit boards of Sutter Health and ALSAC/St. Jude Children’s Research Hospital.
Elizabeth Williams. Ms. Williams has served on our Board since January 2019. Since June 2020, Ms. Williams has served as the CEO of Drybar Holdings, LLC, an owner of hair salons providing blowouts and hair styling products and accessories. From January 2018 to January 2020, she was President of Taco Bell International, part of YUM! Brands Inc., a leading operator of quick service restaurants. Prior to this role, Ms. Williams served as Chief Financial Officer of Taco Bell Corp. from October 2013 to January 2018 and Vice President, Financial Planning & Analysis from 2011 to 2013. Before joining YUM!, Ms. Williams was a Principal at the Boston Consulting Group, a management consulting firm. Ms. Williams holds a B.A. in Business Administration from University of Texas in Austin and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe Ms. Williams is qualified to serve as a member of our Board due to her operational expertise and experience leading a global business.

Directors Continuing in Office Until the 2022 Annual Meeting
Steven Anderson. Mr. Anderson has served on our Board since April 2011. Since 2006, Mr. Anderson has served as a general partner of Baseline Ventures, a venture capital firm of which he is the founder. Previously, Mr. Anderson served in a variety of positions at Microsoft Corporation, a multinational technology company, eBay Inc., an online marketplace, Starbucks Corporation, a food and beverage company, and Digital Equipment Corporation, a manufacturer and vendor of computer hardware, as well as a partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Anderson holds a B.A. in Business from the University of Washington and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Anderson is qualified to serve as a member of our Board due to his extensive experience with technology companies, including his experience as a venture capitalist investing in technology companies.
Marka Hansen. Ms. Hansen has served on our Board since February 2014. Ms. Hansen previously served as a consultant to the Company from February 2013 to February 2014. From 2007 to 2011, she was the President of Gap North America, a subsidiary of The Gap Inc., a clothing retailer. Previously, Ms. Hansen served in various leadership positions at The Gap, including as President of Banana Republic, LLC, a division of The Gap. Ms. Hansen holds a B.A. in Liberal Studies from Loyola Marymount University. We believe that Ms. Hansen is qualified to serve as a member of our Board because of her experience in retail, design, and marketing.
Other Public Company Boards: Ms. Hansen has served as a director of J.Jill, Inc., an omnichannel, specialty women’s apparel brand, since February 2017.
Private Company / Non-Profit Boards: Ms. Hansen serves as a director of The Orvis Company, a retail and mail-order business specializing in fishing, hunting, and sporting goods.
Neal Mohan. Mr. Mohan has served on our Board since October 2020. Since November 2015, Mr. Mohan has served as Senior Vice President at Google, and Chief Product Officer at YouTube, an online video sharing platform and subsidiary of Google, a subsidiary of Alphabet Inc., a technology company. From March 2008 to November 2015, he was Senior Vice President of Display and Video Ads at Google. Prior to joining Google, he was Senior Vice President of Strategy and Product Development at DoubleClick, an internet ad serving services company, which was acquired by Google in 2007. Mr. Mohan holds a B.S. in Electrical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business where he was an Arjay Miller Scholar. We believe Mr. Mohan is qualified to serve as a member of our Board because of his experience in product and user experience.
Private Company / Non-Profit Boards: Mr. Mohan serves as a director for 23andMe. Mr. Mohan is a member of the management board for the Stanford Graduate School of Business and a member of the boards of directors for the Internet Advertising Bureau and the Mobile Marketing Association.
Information Regarding the Board of Directors and Corporate Governance
Independence of the Board
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment, and affiliations, our Board has determined that Mr. Anderson, Mr. Gurley, Ms. Hansen, Ms. Lynch, Ms. McCollam, Mr. Mohan, Mr. Svane, and Ms. Williams do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of Nasdaq.
In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Ms. Lake is not independent due to her position as the Chief Executive Officer of Stitch Fix.
Board Leadership Structure
Our Board is currently chaired by the Founder and Chief Executive Officer of the Company, Ms. Lake. The Board has also appointed Ms. McCollam as lead independent director.
We believe that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company’s view, combining the positions of Chief Executive Officer and Board Chair provides a clear chain of command and a single point of accountability to execute the Company’s strategy and business plans. In addition, we believe that a combined Chief Executive Officer and Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board Chair who has an extensive history with and knowledge of the Company, as is the case with our Chief Executive Officer.

The Board appointed Ms. McCollam as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair: the lead independent director’s responsibilities include, among other things, consulting with management on the agendas for regular Board meetings, presiding over Board meetings in the absence of the Chair, presiding over and establishing the agendas for meetings of the independent directors, presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, and coordinating Board committee updates to the full Board. As a result, we believe that the lead independent director can help ensure the effective, independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is well positioned to build a consensus among independent directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to oversee the Company’s enterprise risk management program, including cybersecurity risks; to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken; to monitor compliance with legal and regulatory requirements; and to oversee the performance of our internal audit function. Our Nominating and Corporate Governance Committee oversees and reviews with management the Company’s major governance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management, as well as our governance structure and Board succession risks. Our Compensation Committee reviews our compensation practices and policies as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and monitors and oversees efforts to mitigate management succession risks. The entire Board meets with senior management periodically, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board
The Board met four times during the last fiscal year. Each Board member attended 100% of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.
We expect our directors to attend each annual meeting of stockholders. Six of the eight directors serving at that time attended our 2019 annual meeting of stockholders.

Information Regarding Committees of the Board
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information as November 4, 2020, for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Steven Anderson		X
J. William Gurley			X*
Marka Hansen		X*
Katrina Lake
Kirsten Lynch		X
Sharon McCollam	X*		X
Neal Mohan			X
Mikkel Svane	X
Elizabeth Williams	X
Total meetings in fiscal year 2020	7	6	2
* Committee chairperson
Below is a description of each committee of the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The Board has adopted written charters for each of the committees, which are available in the Governance section of the Company’s website at investors.stitchfix.com.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. Our Board has determined that Ms. McCollam is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary functions of this committee include:
•helping our Board oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;
•reviewing our cybersecurity policies and programs;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related-party transactions;
•reviewing the effectiveness of the Company’s internal controls over financial reporting, any material issues with such controls, and any steps taken to address such issues; and
•approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Board reviews the Nasdaq listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

Report of the Audit Committee of the Board*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 1, 2020, with management of the Company. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and the SEC. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2020.

THE AUDIT COMMITTEE
Ms. Sharon McCollam (Chair)
Mr. Mikkel Svane
Ms. Elizabeth Williams
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The primary purpose of our Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities include:
•reviewing and approving the compensation of the Chief Executive Officer, other executive officers, and senior management;
•reviewing and making recommendations to the Board regarding the compensation paid to directors;
•reviewing and recommending to the Board succession plans for our executive officers;
•reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit-sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of employees.
Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.
All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards).
Compensation Committee Processes and Procedures
The agenda for each Compensation Committee meeting is usually developed in consultation with the Chair of the Compensation Committee. The Chief Executive Officer may not be present during the voting, deliberations, or determinations of the Compensation Committee regarding her compensation, but may be present (but not vote) during the voting and deliberations regarding the compensation of the other executive officers and senior management. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee only after taking into consideration the various factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ending August 1, 2020, are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of Mr. Anderson, Ms. Hansen, and Ms. Lynch. None of the members of the Compensation Committee are currently, or have been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
The primary purpose of our Nominating and Corporate Governance Committee is to oversee aspects of the Company’s corporate governance functions. Specific responsibilities of the Nominating and Corporate Governance Committee include:
•identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);
•reviewing and evaluating incumbent directors;
•overseeing periodic evaluations of the Board’s performance, including committees of the Board;
•considering and making recommendations to the Board regarding the Board’s leadership structure;
•making recommendations to the Board on continuing education of directors; and
•developing and making recommendations to the Board regarding our corporate governance guidelines, ethical compliance, insider trading policy, and other related policies.
The Nominating and Corporate Governance Committee believes that candidates for our Board should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of Board, committee, and director evaluations, which are conducted annually on a group and individual basis.
In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. To identify candidates for Board membership, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm, if it deems appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
Stockholder Communications with the Board
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Stitch Fix at 1 Montgomery Street, Suite 1500, San Francisco, CA 94104. These communications will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries). The screening procedures have been approved by a majority of the independent directors.
Code of Ethics
The Company has adopted the Stitch Fix Code of Conduct, which applies to all officers, directors, and employees. The Code of Conduct is available on the Company’s website at investors.stitchfix.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement.
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies, and practices, as discussed in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Stitch Fix, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”
Because this is an advisory vote, the result will not be binding on the Board or the Compensation Committee. However, the vote will provide us with important stockholder feedback about our executive compensation philosophy, policies, and practices. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the 2020 Annual Meeting will be required to approve this proposal.
We provide our stockholders the opportunity to vote on the compensation of our named executive officers every year. It is expected that the next vote on executive compensation will be at the 2021 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2021, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the 2020 Annual Meeting. Deloitte & Touche LLP has served as the Company’s auditor since 2014. Representatives of Deloitte & Touche LLP are expected to be present at the 2020 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the fiscal year ending July 31, 2021. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the 2020 Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended August 1, 2020, and August 3, 2019, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year
	2020	2019
Audit Fees(1)	$2,855,000	$2,700,000
Audit-Related Fees(2)	$30,958	$10,000
All Other Fees(3)	$5,390	$5,390
Total Fees	$2,891,348	$2,715,390
(1)Audit fees consist of fees for professional services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit as well as audits in connection with statutory filings.
(2)Audit-related fees consist of fees for professional services rendered in connection with the submission of a Registration Statement on Form S-8 related to our 2017 Incentive Plan and 2019 Inducement Plan in fiscal year 2020 and the submission of a Registration Statement on Form S-8 related to our 2017 Incentive Plan in fiscal year 2019.
(3)All other fees consist of fees for all other services not included in the categories set forth above. In fiscal year 2019 and 2020, fees were for a subscription-based research tool.
All services described above were pre-approved by the Audit Committee. In connection with the audit of our fiscal year 2020 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. During the fiscal year ended August 1, 2020, none of the total hours expended on the Company’s financial audit by Deloitte & Touche LLP were provided by persons other than Deloitte & Touche LLP’s full-time permanent employees.
Pre-Approval Policies and Procedures
The Audit Committee follows certain procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of November 4, 2020. Our executive officers are appointed by, and serve at the discretion of, the Board and each holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Katrina Lake	37	Founder, Chief Executive Officer and Director
Elizabeth Spaulding	44	President
Michael Smith	50	President, Chief Operating Officer, and Interim Chief Financial Officer
Scott Darling	48	Chief Legal Officer and Corporate Secretary
Katrina Lake. See the section under Proposal 1 – Election of Directors titled “Directors Continuing in Office Until the 2021 Annual Meeting.”
Elizabeth Spaulding. Ms. Spaulding has served as our President since January 2020. Previously, she was at Bain & Company, a global consulting firm, serving as a Partner from June 2010 to December 2019 and as a member of Bain’s Board of Directors from January 2018 to December 2019. From June 2013 to December 2019, Ms. Spaulding served as Global Head of Bain’s Digital practice, where she focused on expanding Bain’s capabilities in software development and engineering, innovation services, as well as corporate development for new technology. She also founded and led the Bain Innovation Exchange as part of her role. Ms. Spaulding joined Bain in 1998. Ms. Spaulding holds a B.A.S. in Management and Decision Sciences, as well as in French, from Stanford University and an M.B.A. from the Stanford Graduate School of Business where she was an Arjay Miller Scholar.
Michael Smith. Mr. Smith has served as our President and Chief Operating Officer since October 2018 and has served as our Interim Chief Financial Officer since January 2020. Mr. Smith previously served as Chief Operating Officer from September 2017 to October 2018, was our General Manager, Stitch Fix Men from March 2016 to September 2017, and served as our Chief Operating Officer from June 2012 to March 2016. From 2003 to 2012, Mr. Smith served in a variety of capacities at Walmart.com, Inc., an online retail company, including Vice President from 2008 to 2010 and Chief Operating Officer from 2010 to 2012. Mr. Smith holds a B.A. in Interdisciplinary Studies from the University of Virginia and an M.B.A. from the University of California, Berkeley.
Scott Darling. Mr. Darling has served as our Chief Legal Officer since October 2016 and as our Corporate Secretary since March 2017. From August 2015 to May 2016, Mr. Darling served as Chief Legal Officer and Corporate Secretary of Beepi, Inc., an online automobile retailer. From October 2011 to August 2015, Mr. Darling served as the Vice President, General Counsel and Corporate Secretary of Trulia, Inc., a home search marketplace. Prior to joining Trulia, Mr. Darling served as Vice President, General Counsel and Corporate Secretary at Imperva Inc., a cybersecurity company, from 2010 until 2011, and as Senior Attorney with Microsoft Corporation, a multinational technology company, from 2008 to 2010. Mr. Darling started his career with the law firm Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Mr. Darling holds a B.A. in Ethics, Politics, and Economics from Yale University and a J.D. from the University of Michigan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B common stock as of October 19, 2020, by: (i) each director and nominee for director; (ii) each of the Company’s named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Class A common stock or Class B common stock. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Stitch Fix, Inc., 1 Montgomery Street, Suite 1500, San Francisco, California 94104.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power(2)
Name of Beneficial Owner(1)	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Baseline Ventures(3)			23,420,282	53.4	46.9
Entities affiliated with Benchmark Capital Partners(4)	1,000,000	1.6	8,422,235	19.2	17.1
Jackson Square Partners, LLC(5)	7,460,800	12.3			1.5
Baillie Gifford & Co(6)	4,896,384	8.1			1.0
The Vanguard Group, Inc.(7)	4,347,335	7.2			*
Morgan Stanley (8)	3,419,308	5.6			*
BlackRock Inc(9)	3,403,760	5.6			*
Named Executive Officers and Directors:
Katrina Lake(10)	213,229	*	11,377,275	25.9	22.8
Elizabeth Spaulding (11)	193,797	*			*
Michael Smith(12)	148,218	*	953,124	2.2	1.9
Scott Darling(13)	55,945	*	49,274	*	*
Paul Yee(14)	29,778	*			*
Steven Anderson(3)(15)			23,445,858	53.5	47.0
J. William Gurley(4)(16)	2,005,015	3.3	8,422,235	19.2	17.3
Marka Hansen(17)			123,125	*	*
Kirsten Lynch(18)	34,837	*			*
Sharon McCollam(19)			49,200	*	*
Neal Mohan(20)	1,186	*			*
Mikkel Svane(21)	24,030	*			*
Elizabeth Williams(22)	20,958	*			*
All directors and executive officers as a group (13 persons)(23)	2,726,993	4.5	44,420,091	99.8	88.2

* Less than one percent.
(1)This table is based upon information supplied by officers, directors, and principal stockholders, and Schedules 13D, 13F, and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 60,689,763 shares of Class A common stock and 43,851,964 shares of Class B common stock outstanding on October 19, 2020, adjusted as required by rules promulgated by the SEC.
(2)Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
(3)Consists of (i) 15,350,020 shares of Class B common stock held by Baseline Ventures 2009, LLC, (ii) 7,526,951 shares of Class B common stock held by Baseline Increased Exposure Fund, LLC (“BIE”), (iii) 277,911 shares of Class B common stock held by Baseline Cable Car, LLC, and (iv) 265,400 shares of Class B common stock held by Baseline Encore, L.P. Mr. Anderson, the sole managing member of Baseline Ventures 2009, LLC, Baseline Increased Exposure Fund, LLC, Baseline Cable Car, LLC, and Baseline Encore Associates, LLC, and the general partner of Baseline Encore, L.P., has the sole power to vote these shares. As a Member of BIE and through such Membership interest, Mr. Anderson indirectly owns up to 54,893 shares of the Class B common stock held by BIE. The address for the Baseline entities is 680 S. Cashe Street, Suite 100-10820, Jackson, WY 83001.

(4)Consists of (i) 7,285,360 shares of Class B common stock held by Benchmark Capital Partners VII, L.P. (“Benchmark VII”), (ii) 1,136,875 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”), and (iii) 1,000,000 shares of Class A common stock held by Benchmark Capital Partners IX, L.P. (“Benchmark IX”). (“Benchmark IX”). Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky, Steven M. Spurlock, and Eric H. Vishria, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky, and Steven M. Spurlock, the managing members of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Peter H. Fenton, J. William Gurley, An-Yen Hu, Chetan Puttagunta, Steven M. Spurlock, Sarah E. Tavel and Eric H. Vishria, the managing members of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares. The address for the Benchmark entities is 2965 Woodside Road, Woodside, CA 94062.
(5)Jackson Square Partners, LLC (“Jackson Square Partners”) reported on its Form 13F-HR filed on August 7, 2020, that it has sole dispositive power over 7,460,800 shares, shared voting power over 689,213 shares, and sole voting power over 5,874,166 shares. The address for Jackson Square Partners is 101 California Street, Ste 3750, San Francisco, CA 94111.
(6)Baillie Gifford & Co (“Baillie Gifford”) reported on its Form 13F-HR filed on August 12, 2020, that it has shared dispositive power over 4,281,006 shares, sole dispositive power over 615,378 shares, and sole voting power over 4,797,628 shares. The address for Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.
(7)The Vanguard Group, Inc. (“Vanguard Group”) reported on Form 13F-HR filed on August 14, 2020, that it has shared dispositive power over 142,169 shares, sole dispositive power over 4,205,166 shares, and shared voting power over 114,664 shares. The address for Vanguard Group is PO Box 2600, V26, Valley Forge, PA 19482.
(8)Morgan Stanley reported on Form 13F-HR filed on August 14, 2020, that it has shared dispositive power over 3,419,308 shares and sole voting power over 3,284,487 shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.
(9)BlackRock Inc. (“BlackRock”) reported on Form 13F-HR filed on August 14, 2020, that it has sole dispositive power over 3,403,760 shares and sole voting power over 3,320,325 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(10)Consists of (i) 10,462,237 shares of Class B common stock held by the Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake is the trustee, (ii) 384,272 shares of Class B common stock held by the Katrina M. Lake 2017 Irrevocable Trust, of which Ms. Lake is the trustee, (iii) 9,557 shares of Class A common stock and 394,842 shares of Class B common stock held by the John C. Clifford and Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake and John C. Clifford are trustees, (iv) 195,954 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, (v) 135,924 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, and (vi) 7,718 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
(11)Includes (i) 148,937 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020 and (ii) 19,913 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
(12)Includes (i) 110,887 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, (ii) 314,760 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, and (iii) 8,692 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
(13)Includes 18,287 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, (ii) 49,274 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, and (iii) 4,932 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020
(14)Mr. Yee’s employment terminated in January 2020.
(15)Consists of (i) 15,350,020 shares of Class B common stock held by Baseline Ventures 2009, LLC, (ii) 7,526,951 shares of Class B common stock held by Baseline Increased Exposure Fund, LLC, (iii) 277,911 shares of Class B common stock held by Baseline Cable Car, LLC, (iv) 265,400 shares of Class B common stock held by Baseline Encore, L.P, and (v) 25,576 shares of Class B common stock held by Mr. Anderson.

(16)Consists of (i) 7,285,360 shares of Class B common stock held by Benchmark VII, (ii) 1,136,875 shares of Class B common stock held by Benchmark VI, (iii) 1,000,000 shares of Class A common stock held by Benchmark IX, (iv) 944,507 shares of Class A common stock held by Mr. Gurley, and (v) 60,508 shares of Class A common stock held by limited partnerships controlled by Mr. Gurley. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Mr. Gurley, a managing member of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares.
(17)Consists of 123,125 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 19, 2020.
(18)Includes (i) 28,668 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, and (ii) 3,093 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
(19)Consists of 49,200 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 19, 2020.
(20)Mr. Mohan has served on our Board since October 2020. Consists of (i) 795 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, and (ii) 391 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
(21)Includes of (i) 17,861 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, and (ii) 3,093 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
(22)Includes of (i) 14,093 shares of Class A common stock issuable under outstanding options exercisable within 60 days of October 19, 2020, and (ii) 3,093 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
(23)Consists of (i) 2,140,586 shares of Class A common stock held by our current directors and executive officers, (ii) 43,747,808 shares of Class B common stock held by our current directors and executive officers, (iii) 535,482 shares of Class A common stock issuable under outstanding stock options exercisable within 60 days of October 19, 2020, (iv) 672,283 shares of Class B common stock issuable under outstanding stock options exercisable within 60 days of October 19, 2020, and (v) 50,925 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 19, 2020.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 1, 2020, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis describes the compensation program for our chief executive officer, each individual who served as our chief financial officer during fiscal year 2020, and our other executive officers for our fiscal year ended August 1, 2020 (our “named executive officers”). During fiscal year 2020, our named executive officers were:

•Katrina Lake, our Founder and Chief Executive Officer (our “CEO”);
•Elizabeth Spaulding, our President;
•Michael Smith, our President, Chief Operating Officer and Interim Chief Financial Officer (our “COO”);
•Scott Darling, our Chief Legal Officer and Corporate Secretary (our “Chief Legal Officer”); and
•Paul Yee, our former Chief Financial Officer.
Management Changes in Fiscal Year 2020

On December 4, 2019, Mr. Yee gave notice of his resignation as our Chief Financial Officer, effective January 3, 2020. In connection with Mr. Yee’s resignation, on December 8, 2019, our Board appointed Mr. Smith, our President and Chief Operating Officer, as our Interim Chief Financial Officer, effective January 3, 2020. Subsequently, on December 9, 2019, Ms. Spaulding was appointed as President, effective January 27, 2020.

As all of our executive officers are named executive officers, we will use those terms interchangeably below. This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2020. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at the specific compensation decisions for our named executive officers for fiscal year 2020, including the key factors that were considered in determining their compensation.

Executive Summary
Who We Are
Inspired by the vision of a client-first, client-centric new way of retail, we are reinventing the shopping experience by delivering one-to-one personalization to our clients through the combination of data science and human judgment. This combination drives a better client experience and a more powerful business model than either element could deliver independently. Since our founding in 2011, we have helped millions of clients discover and buy what they love through personalized shipments of apparel, shoes and accessories, hand-selected by our stylists and delivered to our clients’ homes.

Fiscal Year 2020 Business Highlights
During fiscal year 2020, we continued to grow and make strategic investments while navigating our business through the COVID-19 pandemic. In fiscal year 2020, we grew net revenue and active clients, expanded our offering to clients by launching new Direct-Buy services and grew our United Kingdom business even as we made further investments in talent and infrastructure.

Overall, we completed a successful fiscal year 2020 by achieving strong results across the Company as reflected by the following results and accomplishments:

•Active Clients – Our active client population at the end of the year was approximately 3.5 million, representing an increase of 8.8% year over year.
•Revenue – Total net revenue was $1,711.7 million, an increase of 8.5% compared with $1,577.6 million in fiscal year 2019. When adjusting to account for the additional week in fiscal year 2019, we grew net revenue by 10.7% year over year.
•United Kingdom Growth – We celebrated our first anniversary of launching our offering in the United Kingdom in fiscal year 2020 and were pleased with our strong performance in the UK market during this first year.
•New Direct-Buy Functionality – We launched new direct-buy functionality to expand the ways we serve our clients through Complete Your Looks and Trending For You, each of which allows clients to purchase individual items that are personalized to their tastes and fit.

Fiscal Year 2020 Executive Compensation Highlights
The Compensation Committee took the following actions with respect to the compensation of our named executive officers for fiscal year 2020:
•Annual Bonus Program – We evolved the cash bonus program that we adopted in fiscal year 2019. Bonuses continued to be based on our actual performance as measured against multiple financial measures (net revenue and adjusted EBITDA excluding the impact of stock-based compensation (“ex. SBC”)1) as well as multiple strategic measures (active clients and percentage of fixes with zero items kept (“buy-zero rate”)) for fiscal year 2020. The bonus was based 100% on the achievement of these corporate measures and has no individual performance component. Based on our fiscal year 2020 results, our named executive officers received no bonus payments.
•Long-Term Incentive Compensation – We granted a mix of stock options and restricted stock unit (“RSU”) awards to our named executive officers. Prior to becoming a public company in November 2017, we generally granted only stock options to our executive officers, which was consistent with our practices for all employees receiving equity. Following our IPO, we began granting RSU awards as part of our equity compensation program, and in fiscal year 2020, the Compensation Committee granted our named executive officers a mix of stock options and RSU awards.
•Appointment of President – In connection with her appointment as President, we entered into an employment offer letter dated November 6, 2019 (the “Employment Offer Letter”) with Ms. Spaulding. Pursuant to the Employment Offer Letter, our initial compensation arrangements with Ms. Spaulding were as follows:
•an initial annual base salary of $600,000;
•a target annual cash bonus opportunity equal to 45% of her annual base salary;
•an RSU award to acquire 318,598 shares of our Class A common stock that vested and settled as to one-eighth of the shares subject to the award on September 16, 2020, with the remaining shares to vest and settle in 14 equal quarterly installments thereafter, subject to her continued service with us on each vesting date;
•an option to purchase 714,903 shares of our Class A common stock that vested as to one-eighth of the shares subject to the option on July 27, 2020, with the remaining shares to vest in 42 equal monthly installments thereafter, subject to her continued service with us on each vesting date; and
•reimbursement for up to $10,000 in legal fees incurred in connection with the review and negotiation of the Employment Offer Letter.
The equity awards granted to Ms. Spaulding were granted under the Stitch Fix, Inc. Amended and Restated 2019 Inducement Plan (the “2019 Plan”), which was adopted by our Board under an exception to the Nasdaq Listing Rules’ stockholder approval requirement for the issuance of securities with regard to grants to employees of the Company or its subsidiaries as an inducement material to such individuals entering into employment with the Company or its subsidiaries.

Ms. Spaulding’s Employment Offer Letter also contains provisions for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below. Further, the Employment Offer Letter provides that, in the event of a qualifying termination of employment within the 18-month period following her employment start date, the Company will accelerate the vesting of any equity awards then held by Ms. Spaulding that would have vested if she had remained employed by us for an additional six months and such shares of our Class A common stock subject to such awards will be deemed immediately vested (and, as applicable, exercisable) as of the date of her separation from service (as defined in the Employment Offer Letter).

Ms. Spaulding’s Employment Offer Letter was negotiated on our behalf by Ms. Lake and Mr. Darling and approved by the Compensation Committee. In establishing her initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate her into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of Ms. Spaulding’s Employment Offer Letter, see “Employment Agreements” below.

1 See Appendix A to this Proxy Statement for a reconciliation of adjusted EBITDA ex. SBC, a non-GAAP financial measure, to its most directly comparable GAAP financial measure.

Pay-for-Performance Analysis
We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the objective of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we structure a significant portion of our executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. The pay mix for our named executive officers during fiscal 2020 (which, in the case of our CEO, included equity awards granted to her in previous fiscal years) reflected this pay-for-performance design.

We emphasize compensation that appropriately rewards our named executive officers through three separate compensation elements:

•Base Salary – We provide annual base salaries that reflect prevailing competitive market practice and levels.
•Annual Bonus – In fiscal year 2020, we offered a cash bonus program pursuant to our 2017 Incentive Plan (the “2017 Plan”), which provides our named executive officers with the opportunity to earn annual cash bonuses (with the target annual cash bonus opportunity of each executive officer expressed as a percentage of his or her annual base salary) if they achieve financial and strategic results that meet or exceed the objectives established by the Compensation Committee and our Board.
•Stock Options and RSU Awards – We grant a mix of stock options and RSU awards to our named executive officers to incentivize them to build sustainable, long-term value for the benefit of our stockholders.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short- and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO
Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.
No Executive Retirement Plans. We do not offer pension or retirement plans or arrangements to our named executive officers that are different from or in addition to those offered to our other employees.

Retain an Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to provide information, analysis and other advice, independent of management. This consultant performed no other services for us in fiscal year 2020.
No Perquisites. We do not provide perquisites or other personal benefits to our named executive officers except as generally made available to all our employees.
Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our compensation strategy, including our compensation peer group and our compensation-related risk profile.

No Special Welfare or Health Benefits. Our named executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

Compensation at Risk. Our executive compensation program is designed so that a significant portion of compensation is at risk, based on our performance on key metrics and to align the interests of our named executive officers and stockholders, as reflected in short-term cash bonuses and long-term equity awards.
No Hedging or Pledging of Our Equity Securities. We do not permit directors or our employees, including our executive officers, to hedge or pledge our equity securities.
Stock Ownership Policy. We maintain a stock ownership policy that requires our named executive officers to maintain a minimum ownership level of our Class A or Class B common stock.	No Post-Employment Tax Reimbursement. We do not provide any tax reimbursement payments (including gross-ups) on any executive officer severance or change-in-control payments or benefits.
Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2019 annual meeting of stockholders, we conducted our initial, non-binding stockholder advisory vote on named executive officer compensation (a “say-on-pay” vote). Our stockholders overwhelmingly agreed with our Board’s recommendation to approve, on an advisory basis, the compensation paid to our named executive officers with approximately 99.8% of the votes cast (excluding abstentions and broker non-votes) voted in favor of their compensation. For our 2020 annual meeting, our Board is recommending that our stockholders approve the compensation of our named executive officers as disclosed in this Proxy Statement. For additional information about this say-on-pay vote, see Proposal 2 in this Proxy Statement.

At our 2018 annual meeting of stockholders, we conducted an initial non-binding stockholder advisory vote on the frequency with which we should hold future say-on-pay votes. Our stockholders overwhelmingly agreed with our Board’s recommendation that we should hold our say-on-pay vote on an annual basis. Our next say-on-pay vote will be held at our 2021 annual meeting of stockholders.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•Provide compensation and benefit levels that will attract, retain and reward a highly talented team of executive officers while managing costs responsibly;
•Provide incentives that motivate and reward achievement of our key financial and operational results and strategic objectives that enhance stockholder value over the long term;
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our stockholders by linking their incentive compensation opportunities to stockholder value creation.
Program Design
Historically, we used two principal elements to structure the compensation opportunities of our named executive officers: base salary and long-term incentive compensation opportunities in the form of equity awards. In fiscal year 2019, we added a third element: the opportunity to earn an annual cash bonus based on the achievement of financial and strategic objectives. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

We also provide our named executive officers with benefits available to all our employees, including retirement benefits under our Section 401(k) plan and participation in our employee health and welfare benefit plans.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals of aligning the interests of our executive officers and stockholders and linking pay with performance. We do not have any formal policies for allocating compensation among base salary, annual cash bonuses and equity awards; short- and long-term compensation; or cash and non-cash compensation. Instead, the members of the Compensation Committee exercise their judgment to establish a total compensation package for each executive officer that is a mix of fixed and variable compensation, and cash and non-cash compensation, that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. Historically, however, the Compensation Committee has structured a significant portion of our executive officers’ target total direct compensation so that it is comprised of long-term incentive compensation in the form of equity awards to align our executive officers’ incentives with the interests of our stockholders and our corporate goals. The Compensation Committee believes that the addition of annual cash bonuses will help drive achievement of specific financial and strategic objectives.

Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our named executive officers and the non-employee members of our Board. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO as well as our other executive officers. The Compensation Committee operates pursuant to a written charter, which is available in the Governance section of our website at investors.stitchfix.com.

Annual Compensation Review
At the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:

•are properly coordinated;
•are aligned with our vision, mission, values, and corporate goals;
•provide appropriate short- and long-term incentives for our executive officers;
•achieve their intended purposes; and

•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent.
Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below.
Compensation-Setting Process
In connection with its annual review of our executive compensation program, the Compensation Committee evaluates and establishes the target total direct compensation opportunities for each of our named executive officers. The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers.
The following factors, which the Compensation Committee considers when selecting and setting the amount of each compensation element for our named executive officers, provide a framework for its compensation decision-making:
•our executive compensation program objectives;
•our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•each individual executive officer’s qualifications, knowledge, skills, experience, and tenure relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;
•in the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term incentive compensation opportunities granted to each executive officer in prior years; and
•the recommendations provided by our CEO with regard to the compensation of our executive officers, as described below.

These factors provide the framework for decision-making by the Compensation Committee with respect to the compensation of each of our executive officers. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of compensation levels quantifiable.
The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience; knowledge of the Company, the competitive market, and each executive officer; and business judgment in making these recommendations.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to her own compensation).

The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers other than our CEO. Our CEO recuses herself from all discussions and recommendations regarding her own compensation and is not present when her compensation is discussed.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determines in its sole discretion, including compensation consultants and legal, accounting, and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
The Compensation Committee uses an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For fiscal year 2020, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its compensation consultant to advise it on executive compensation matters, including competitive market pay practices for our executive officers, and data analysis and selection of the compensation peer group. For fiscal year 2020, the scope of Compensia’s engagement included research, analysis, and support relating to:
•the levels of overall compensation and each element of compensation for our executive officers;
•the level of overall compensation and each element of compensation for our new President;
•the levels of overall compensation and each element of compensation for the non-employee members of our Board;
•reviewing and providing input on the Compensation Discussion and Analysis section of our Proxy Statement;
•the review and updating of our compensation peer group;
•compensation “best practices” and market trends for our executive officers and the non-employee members of our Board;
•equity utilization and funding;
•a risk assessment of our executive and other employee compensation programs; and
•other ad hoc matters throughout the year.
The terms of Compensia’s engagement include reporting directly to the Compensation Committee and the Compensation Committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In fiscal year 2020, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the Nasdaq listing standards and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia for the Compensation Committee.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of consumer, retail, and technology companies that are similar to us in terms of revenue, market capitalization, business focus, and revenue growth.
In developing the compensation peer group in March 2019 to serve as a reference point in our fiscal year 2020 executive compensation decisions, the following criteria were used to identify comparable companies:
•publicly traded companies headquartered in the United States;
•similar industry and competitive market for talent;
•similar revenue size – within a range of approximately 0.3 to 3.0 times our last four quarters’ revenue;
•similar market capitalization – within a range of approximately 0.25 to 4.0 times our market capitalization;
•similar business focus – a retail company and located in the San Francisco Bay Area or an information technology company; and
•positive revenue growth.
In evaluating the compensation peer group based on the criteria described above, the Compensation Committee removed the following companies from the fiscal year 2020 peer group: Nutrisystem and Pandora Media, due to their acquisitions; Shopify, which was above range based on revenue and/or market capitalization; Overstock, due to the change in its business model; and Columbia Sportswear, Duluth Holdings, lululemon athletica and Under Armour, due to their retail focus and not having headquarters in the San Francisco Bay Area. The Compensation Committee added Cloudera, DocuSign, Dropbox, LogMeIn, Match Group, RH, TrueCar, Twilio and Zendesk based on the criteria described above.

The Compensation Committee approved the following peer group following a review that included input from Compensia:

Box	LogMeIn	TrueCar
Cloudera	Match Group	Twilio
Docusign	RH	Wayfair
Dropbox	Shutterfly	Yelp
Etsy	Shutterstock	Zendesk
GrubHub	TripAdvisor	Zillow Group
This compensation peer group was used by the Compensation Committee during much of fiscal year 2020 as a reference for understanding the competitive market for executive positions in our industry and sector.
Competitive comparison data was collected from publicly available information contained in the SEC filings of the compensation peer group companies, as well as data from a customized cut of the Radford Global Technology survey, which included 17 of the 18 companies in the compensation peer group as a reference, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, annual cash bonus opportunities and long-term incentive compensation opportunities. These surveys provide compensation market intelligence and are widely used within the technology industry.

The competitive market data described above are not used by the Compensation Committee in isolation, but serve as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers.

The Compensation Committee reviews our compensation peer group at least annually and adjusts the composition of the peer group if warranted, taking into account changes in both our business and that of the companies in the peer group.

Individual Compensation Elements
Our executive compensation program consists of three principal elements: base salary, an annual cash bonus opportunity and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.

We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.

We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts paid to our named executive officers in fiscal year 2020 under each of these elements.
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals.

The Compensation Committee reviews and determines adjustments to the base salaries for each of our named executive officers as part of its annual executive compensation review. In addition, the base salaries of our named executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.

The Compensation Committee generally determines base salaries after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Although our general philosophy is to set base salaries within a competitive range of the market median, actual positioning is based on the Compensation Committee’s assessment of the factors described above.

In December 2019, after considering the recommendations of our CEO (except with respect to her own base salary) as well as the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above, the Compensation Committee determined to increase the base salaries of our then-CFO, COO and Chief Legal Officer, effective as of November 18, 2019. Mr. Smith’s base salary increase took into account market compensation for similar roles and a desire to match the salary of our newly hired President, Ms. Spaulding, to create cash-based parity between these two executive officers to reflect their status as direct peers. Mr. Yee’s and Mr. Darling’s base salaries were found to be below peer company compensation levels and the Compensation Committee took this into account along with their respective performance and consideration of the other factors described above. The base salaries of our then-named executive officers for fiscal years 2019 and 2020 were as follows:

Named Executive Officer	Fiscal Year 2019 Base Salary	Fiscal Year 2020 Base Salary	Percentage Adjustment
Ms. Lake	$650,000	$650,000	—
Mr. Yee	$440,000	$450,000	2%
Mr. Smith	$535,000	$600,000	12%
Mr. Darling	$350,000	$375,000	7%
In connection with her appointment as President, the Compensation Committee set the annual base salary of Ms. Spaulding at $600,000 effective January 27, 2020.

On April 8, 2020, Ms. Lake voluntarily agreed to forgo her base salary beginning April 13, 2020, through the end of fiscal year 2020; provided, however, that she continued to receive the minimum compensation required to continue her participation in our health and welfare benefits programs. The Company donated the portion of Ms. Lake’s salary that she forwent to the Company’s employee relief fund to assist employees facing hardships due to the COVID-19 pandemic, natural disasters and other qualifying events.

The actual base salaries paid to our named executive officers in fiscal year 2020 are set forth in the “Fiscal Year 2020 Summary Compensation Table” below.

Annual Cash Bonuses
We offered an annual cash bonus program for our executive officers in fiscal year 2020, which was intended to reward participants for achieving annual financial and strategic objectives set by the Compensation Committee and our Board. For fiscal year 2020, 100% of the bonus payment was based on the achievement of corporate performance objectives, with no individual performance component.

Target Annual Cash Bonus Opportunities

The Compensation Committee reviews the target annual cash bonus opportunity for the fiscal year (which is expressed as a percentage of annual base salary, prorated for any salary adjustments during the year) of each executive officer as part of its annual executive compensation review and makes adjustments after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Generally, the Compensation Committee seeks to set the target annual cash bonus opportunity so that target total cash compensation (the sum of annual base salary and annual cash bonus) is within a competitive range taking into consideration our compensation peer group, but does not target a specific percentile of our compensation peer group. For fiscal year 2020, the target annual cash bonus opportunity for each of our then-named executive officers, including our CEO, was 45% of base salary, an increase from 30% of base salary in fiscal 2019 to align more closely to the percentages reflected in the competitive market. Consistent with this approach, in connection with her appointment as our President, the Compensation Committee set the target annual cash bonus opportunity of Ms. Spaulding at 45% of her annual base salary.

Corporate Performance Objectives

In September 2019, the Compensation Committee established target levels for the annual cash bonus program based on two financial performance metrics, net revenue and adjusted EBITDA ex. SBC, and two strategic performance metrics, active clients and buy-zero rate, for fiscal year 2020. The Compensation Committee selected net revenue and adjusted EBITDA ex. SBC as the financial performance metrics because it believes these metrics balance the top and bottom lines of our business. It selected active clients as a strategic metric, replacing revenue per active client count, because it believes this metric more closely reflects our focus on client acquisition and retention to continue growing our business, and buy-zero rate to reflect our goal of serving clients well and driving client satisfaction and retention. Each of the financial performance metrics were weighted at 30% of the total bonus payment (shown as the “financial metrics multiplier” below), while the strategic performance metrics were each weighted at 20% of the total bonus payment (shown as the “strategic metrics multiplier” below). No bonus payment would be made unless both financial performance metrics were achieved at or above the threshold performance level. If the target performance level for each metric was achieved, the bonus payment would be 100% of target.

The following table shows the required levels of achievement for the financial performance metrics to reach threshold, target, and maximum payout levels for the financial metrics multiplier, as well as the actual results as determined by the Compensation Committee:

Financial Performance Metric (in millions except for percentages)	Weighting (percentage of total annual cash bonus opportunity)	Threshold	Target	Maximum	Actual
Net Revenue	30%	$1,929	$1,988	$2,048	$1,712
Adjusted EBITDA ex. SBC *	30%	$43	$60	$78	$38.4
* See Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

If both financial performance metrics were achieved at or above the threshold performance level, the final bonus payment was to be determined as follows:

In August 2020, the Compensation Committee determined that our actual performance under the annual cash bonus program resulted in the threshold performance level for net revenue and adjusted EBITDA ex. SBC not being met. Under our annual cash bonus program, unless both financial performance metrics were achieved at or above the threshold performance level, no bonus was payable under the program. Given that the threshold performance level was not met for either financial performance metric, the Compensation Committee did not need to make a determination on achievement of the strategic performance metrics and none of our named executive officers earned or received any payout under our fiscal year 2020 cash bonus program.

Fiscal Year 2021 Annual Cash Bonus Program

In October 2020, the Compensation Committee also selected the performance metrics and related weighting for the fiscal year 2021 annual cash bonus program. The financial performance metrics will continue to be net revenue and adjusted EBITDA ex. SBC targets, but net revenue will be weighted at 40% and adjusted EBITDA ex. SBC will be weighted at 20% of the total bonus payment, and the active client count will be the only strategic performance metric, weighted at 40% of the total bonus payment. The Compensation Committee believes that increasing the relative weighting of net revenue and making active client count the single strategic metric more closely reflects our focus on growing our business and acquiring and retaining clients as a key drivers of growth. In addition, in October 2020, the Compensation Committee determined that the target annual cash bonus opportunity for each of our named executive officers, including our CEO, would be 50% of base salary to align more closely to the percentages reflected in the competitive market. The Compensation Committee also determined that potential payouts under the fiscal 2021 annual cash bonus program would be adjusted to be 50% (threshold), 100% (target) and 150% (maximum).

Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price and, therefore, these awards are an incentive for our named executive officers to create sustainable, long-term value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively sized awards and target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and a customized cut of the Radford Global Technology survey, which included 17 of the 18 companies in the compensation peer group for similar roles and positions for each of our executive officers, taking into consideration the factors described above.

In December 2019, the Compensation Committee reviewed the outstanding equity awards held by our Named Executive Officers and determined to grant equity awards to our COO and Chief Legal Officer. Mr. Yee did not receive an award because of his planned departure. After reviewing the outstanding equity awards held by Ms. Lake including her unvested equity holdings in comparison to those of executives holding comparable positions among the companies in our compensation peer group and given its previous decision to change to a sequential equity award grant structure, using only transition awards in the near term as it moved to such a structure, the Compensation Committee determined not to grant any equity awards to Ms. Lake at that time. Instead, the Compensation Committee approved the grant of the following stock option and RSU awards for shares of our Class A common stock to the following named executive officers:

•Mr. Smith – The Compensation Committee granted Mr. Smith an equity award with a value of $2,100,000, 50% in the form of an RSU award and 50% in the form of a stock option. The RSU award vests in eight equal quarterly installments starting on December 18, 2019, and continues vesting provided Mr. Smith remains in service with us on each vesting date. The stock option vests in 24 equal monthly installments starting on December 11, 2019, and continues vesting provided Mr. Smith remains in service with us on each vesting date.
•Mr. Darling – The Compensation Committee granted Mr. Darling an equity award with a value of $750,000, 50% in the form of an RSU award and 50% in the form of a stock option. The RSU award vests in eight equal quarterly installments starting on December 18, 2019, and continues vesting provided Mr. Darling remains in service with us on each vesting date. The stock option vests in 24 equal monthly installments starting on December 11, 2019, and continue vesting provided Mr. Darling remains in service with us on each vesting date.
Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical and dental benefits, life insurance benefits and short- and long-term disability insurance.

In addition, we maintain a Section 401(k) savings plan (“401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan. Currently, we do not make matching contributions or discretionary contributions to the 401(k) Plan. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.

In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.

Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal year 2020, none of our named executive officers received perquisites or other personal benefits except as generally made available to all our employees.
Employment Arrangements
While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for Messrs. Yee, Smith and Darling were set forth in written employment offer letters. In September 2017, we entered into an employment offer letter with Ms. Lake documenting her continuing employment with us and new employment offer letters with each of Messrs. Yee, Smith and Darling setting forth the terms and conditions of their employment with us. As described above, in November 2019, we entered into an employment offer letter with Ms. Spaulding, pursuant to which she agreed to serve as President. Each of these employment offer letters provides for “at will” employment and sets forth the named executive officer’s initial base salary. These employment offer letters also contain provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below. Each of these arrangements was approved on our behalf by the Compensation Committee.

Each of our named executive officers is subject to customary confidentiality requirements and similar covenants. Each of our named executive officers has also executed our standard proprietary information and inventions agreement.

Post-Employment Compensation Arrangements
Each of our named executive officers is eligible to receive certain payments and benefits in the event of certain qualifying terminations of employment pursuant to their employment offer letters. These agreements provide for the payment of six months’ base salary and COBRA premium reimbursement (12 months in the case of our CEO) in the event that their employment is terminated by us without “cause” or by the executive officer for “good reason” (each as defined in his or her employment offer letter). In addition, if such termination of employment occurs during the period beginning one month prior to a change in control of the Company (as defined in our 2017 Plan) or within 12 months following a change in control of the Company, they will instead receive the payment of 12 months’ base salary and COBRA premium reimbursement (18 months in the case of our CEO), as well as vesting in full of all outstanding equity awards. The receipt of payments and benefits is contingent on the named executive officer’s execution of a release of claims in favor of the Company.

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of our named executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the named executive officer and our stockholders.

All payments, benefits, and acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a named executive officer or the refusal of an acquirer to assume or substitute a comparable award for an outstanding equity award (a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

We have not had excise tax gross-up provisions relating to a change in control of the Company and have no such gross-up obligations in place with respect to any of our named executive officers.

Separation Agreement with Mr. Yee

In connection with his resignation as our Chief Financial Officer, effective January 3, 2020, we entered into a Separation Agreement and General Release of All Claims dated December 9, 2019 with Mr. Yee (the “Separation Agreement”), which provided for the following payments and benefits:

•a separation payment in the amount of $440,000 (less all appropriate federal and state income and employment taxes), with such payment made in two equal lump sum installments, the first occurring on the first regular payday occurring at least five days following the later of January 3, 2020 or the effective date of the Separation Agreement, and the second occurring on the first regular payday occurring on or after June 1, 2020;
•the ability to exercise for a three-month period following January 3, 2020, the 234,375 shares of our Class A common stock subject to the stock option granted to him on June 30, 2017 that had vested as of January 3, 2020, with all remaining shares subject to the stock option that were unvested as of that date being cancelled as of such date; and
•continued payment, through December 2020, of the employer share of his monthly premium required to continue group health insurance coverage, under the applicable provisions of COBRA, provided that he elects to continue and remain eligible for these benefits and does not obtain medical coverage through another employer or otherwise during this period, with him continuing to be responsible for the portion of the COBRA premium above the employer share (that is, the amount above what the Company was paying for his group healthcare coverage as of January 3, 2020.

In exchange for such payments and benefits, Mr. Yee executed a general release of all claims against the Company and any and all released parties (as defined in the Separation Agreement).

For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, including the amounts payable to Mr. Yee, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices
Stock Ownership Policy
We believe that stock ownership by our executive officers and the non-employee members of our Board is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board has adopted formal stock ownership guidelines that require our executive officers and the non-employee members of our Board to own a minimum number of shares of our Class A or Class B common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on an annual basis on the last day of the fiscal year.

The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of five times base salary or 215,000 shares
Other Executive Officers	Lesser of two times base salary or 43,000 shares
Non-Employee Members of our Board	Lesser of four times annual retainer or 13,000 shares
The applicable guideline must be achieved by each covered individual within five years after the later of (a) the effective date of the registration statement pertaining to our initial public offering of our Class A common stock or (b) the date the individual became a covered individual, measured as of the last day of the applicable fiscal year.
Hedging and Pledging Activities
Under our insider trading policy, our employees, including our executive officers, and the members of our Board are prohibited from hedging or pledging our equity securities, engaging in short selling of our securities, trading in derivative securities of the Company, holding our securities in a margin account or otherwise pledging them as collateral for a loan.
Tax and Accounting Considerations
Deductibility of Executive Compensation
In approving the amount and form of compensation for our named executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code.
Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) in December 2017 generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). “Performance-based compensation” was exempt from this deduction limitation if the company met the requirements set forth in the Code and applicable Treasury regulations.
Further, as a result of a transition rule applicable to newly public companies, the Section 162(m) deduction limit generally does not apply to compensation paid pursuant to an arrangement that was in existence prior to the Company’s IPO and disclosed in its public filings.
The Tax Act retained the $1 million deduction limit but repealed the “performance-based compensation” exemption from the deduction limit and expanded the definition of “covered employee,” effective for taxable years beginning after December 31, 2017, to, among other things, treat a public company’s chief financial officer as a “covered employee.” Thus, compensation paid to our chief executive officer, chief financial officer, and our three other highest paid executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017, and/or qualifies for the transitional rule for newly public companies. As final guidance and regulations relating to Section 162(m), as amended, have not been issued, no assurance can be given that compensation will qualify for this transitional relief or the transition rule for newly public companies. We will continue to closely monitor developments with respect to Section 162(m) of the Code.

The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some portion may result in non-deductible compensation expense. While tax deductibility is one item that is considered in determining the form and amount of executive compensation, the Compensation Committee also considers other factors, and reserves the right to pay compensation that is not deductible, including under Section 162(m) of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our Class A and Class B common stock and RSU awards that may be settled for shares of our Class A and Class B common stock, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Report*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2020.
THE COMPENSATION COMMITTEE
Ms. Marka Hansen (Chair)
Mr. Steven Anderson
Ms. Kirsten Lynch
* The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC, and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation-Related Risk
The Compensation Committee has reviewed our compensation policies and practices, in consultation with its external compensation consultant, to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies, and practices, including the mix of fixed and variable, short- and long-term compensation, and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company as a whole.
The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of fixed and variable compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, under our Insider Trading Policy, our executive officers are prohibited from hedging and pledging our equity securities, which protects against short-term decision making.

Compensation Tables
Summary Compensation Table
The following table shows for the fiscal years ended August 1, 2020, August 3, 2019, and July 28, 2018, the compensation awarded or paid to, or earned by, our named executive officers.
Fiscal Year 2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Katrina Lake, Chief Executive Officer (4)	2020	453,032	—	—	—	—	453,032
	2019	637,288	2,067,457	2,399,998	222,690	—	5,327,433
	2018	601,571	—	—	—	—	601,571
Elizabeth Spaulding, President (5)	2020	313,711	7,091,991	7,759,998			15,165,700
Michael Smith, President, Chief Operating Officer and Interim Chief Financial Officer	2020	581,530	1,257,795	1,049,994	—	—	2,889,319
	2019	536,288	1,066,026	1,237,500	180,216	—	3,020,030
	2018	511,288	—	—	—	—	511,288
Scott Darling, Chief Legal Officer and Corporate Secretary	2020	368,069	449,203	374,989	—	—	1,192,261
	2019	350,962	516,864	599,998	117,939	—	1,585,763
	2018	325,000	—	—	—	—	325,000
Paul Yee, Former Chief Financial Officer (6)	2020	196,254	—	—	—	445,046	641,300
	2019	448,462	—	—	150,744	—	599,206
	2018	440,000	—	—	—	—	440,000
(1)The amounts reported in this column represent the aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 1, 2020, filed with the SEC on September 25, 2020 (our “2020 Annual Report”). In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(2)The amounts reported in this column represent the aggregate grant date fair value of options to purchase shares of our Class A or Class B common stock computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2020 Annual Report. This amount does not reflect the actual economic value that may be realized by our named executive officers from such awards.
(3)The amounts in this column represent bonuses paid under our annual cash bonus program.
(4)Ms. Lake voluntarily agreed to forgo her base salary beginning April 13, 2020, through the end of fiscal year 2020; provided, however, that she continued to receive the minimum compensation required to continue her participation in our health and welfare benefits programs.
(5)Ms. Spaulding joined us in January 2020.
(6)Mr. Yee joined us in June 2017 and his employment with us terminated in January 2020. A separation payment in the amount of $440,000 and a total of $5,046 for six months of COBRA premiums for continued group medical coverage were paid to Mr. Yee in fiscal year 2020 and are included in the “All Other Compensation” column.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended August 1, 2020, certain information regarding grants of plan-based awards to our named executive officers:
Grants of Plan-Based Awards in Fiscal Year 2020

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Katrina Lake	—	219,375	292,500	365,625
Elizabeth Spaulding	—	112,392	149,856	187,320
	1/27/2020				318,598(5)			7,091,991
	1/27/2020					714,093(6)	22.26	7,759,998
Michael Smith	—	196,129	261,505	326,882
	12/11/2019				45,655(3)			1,257,795
	12/11/2019					81,664(4)	27.55	1,049,994
Scott Darling	—	124,112	165,483	206,854
	12/11/2019				16,305(3)			449,203
	12/11/2019					29,165(4)	27.55	374,989
Paul Yee	—	150,895	201,193	251,491
(1)The amounts reported represent the threshold, target, and maximum payouts for each named executive officer under our 2020 annual cash bonus program. The actual annual cash bonus payment amounts were zero in 2020, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal Year 2020 Summary Compensation Table above. For more information, see “Compensation Discussion and Analysis – Individual Compensation Elements – Annual Cash Bonuses” above.
(2)The amounts shown in this column represent the aggregate grant date fair value of RSUs and option awards granted during the fiscal year computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2020 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(3)These RSUs vest in eight equal quarterly installments starting on December 18, 2019, subject to continued service on each vesting date.
(4)This option to purchase shares of our Class A common stock vests in 24 equal monthly installments beginning on December 11, 2019, subject to continued service on each vesting date.
(5)One eighth of these RSUs vested on September 16, 2020, with the remainder vesting in 14 equal quarterly installments thereafter, subject to continued service on each vesting date.
(6)One eighth of this option to purchase shares of our Class A common stock vested on July 27, 2020, with the remainder vesting in 42 equal monthly installments thereafter, subject to continued service on each vesting date.

Employment Agreements
The terms and conditions of employment for each of our named executive officers are set forth in written employment offer letters. The employment offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary. They also provide for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company. For more information on these post-employment compensation arrangements, see “Potential Payments upon Termination or Change in Control” below. Each named executive officer is subject to customary confidentiality requirements and similar covenants. In addition, each of our named executive officers has executed our standard proprietary information and inventions agreement.

Katrina Lake
We entered into an employment offer letter with Ms. Lake, dated September 5, 2017. Pursuant to this offer letter, Ms. Lake’s base salary was set at $650,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Ms. Lake’s employment is at will and may be terminated at any time, with or without cause.
Elizabeth Spaulding
We entered into an employment offer letter with Ms. Spaulding, dated November 7, 2019, which set forth the initial terms and conditions of her employment with us. Pursuant to this offer letter, Ms. Spaulding’s base salary was set at $600,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Ms. Spaulding’s employment is at will and may be terminated at any time, with or without cause.

Michael Smith

We entered into an initial offer letter with Mr. Smith dated March 7, 2013, which set forth the initial terms and conditions of his employment with us. We entered into a revised employment offer letter with Mr. Smith, dated September 25, 2017, which replaced and superseded his prior employment offer letter. Pursuant to this revised offer letter, Mr. Smith’s base salary was set at $496,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Smith’s employment is at will and may be terminated at any time, with or without cause.
Scott Darling
We entered into an initial offer letter with Mr. Darling dated October 20, 2016, which set forth the initial terms and conditions of his employment with us. We entered into a revised employment offer letter with Mr. Darling, dated September 5, 2017, which replaced and superseded his prior employment offer letter. Pursuant to this revised offer letter, Mr. Darling’s base salary was set at $325,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Darling’s employment is at will and may be terminated at any time, with or without cause.
Paul Yee
We entered into an initial employment offer letter with Mr. Yee dated April 10, 2017, which set forth the initial terms and conditions of his employment with us. We entered into a revised employment offer letter with Mr. Yee, dated September 5, 2017, which replaced and superseded his prior employment offer letter. Pursuant to this revised offer letter, Mr. Yee’s base salary was set at $440,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Yee’s employment was at will and his employment with us terminated in January 2020. We entered into a separation agreement and general release of claims with Mr. Yee, dated December 9, 2019, in connection with the termination of his employment with us.

Outstanding Equity Awards at Fiscal Year End
The following table shows for fiscal year 2020 certain information with respect to the outstanding equity awards held by our named executive officers as of August 1, 2020.
The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table. For information with respect to the vesting acceleration provisions applicable to the equity awards held by our named executive officers, see “Potential Payments upon Termination or Change in Control” below.
Outstanding Equity Awards at Fiscal 2020 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Katrina Lake	105,719	75,513(2)	16.98	06/29/27
		362,465(3)	16.98	07/10/27
	168,929	74,319(4)	22.32	12/11/28
					38,592(5)	854,813
Elizabeth Spaulding	89,362	625,541(6)	22.26	01/26/30
					318,598(7)	7,056,946
Michael Smith	85,000		0.064	06/23/23
	238,804		1.3	03/17/25
	39,633	28,309(8)	16.98	06/29/27
		120,822(9)	16.98	07/10/27
	53,835	69,219(10)	22.32	12/11/28
	27,220	54,444(11)	27.55	12/10/29
					29,851(12)	661,200
					28,535(13)	632,050
Scott Darling	47,212	14,062(14)	4.94	10/28/26
		57,643(15)	22.32	12/11/28
	9,721	19,444(11)	27.55	12/10/29
					23,517(16)	512,928
					10,191(13)	225,731
Paul Yee	—	—			—	—
(1)Amounts represent the market value of unvested RSUs, based on a closing price of our Class A common stock on July 31, 2020, the last trading day of the last completed fiscal year, of $22.15 per share.
(2)This option to purchase shares of our Class B common stock vests in 24 equal monthly installments beginning on June 30, 2019, subject to continued service on each vesting date.
(3)This option to purchase shares of our Class B common stock vests in 24 equal monthly installments beginning on July 11, 2021, subject to continued service on each vesting date.
(4)One third of this option to purchase shares of our Class A common stock vested on June 30, 2019, with the remainder vesting in 24 equal monthly installments thereafter, subject to continued service on each vesting date.
(5)One third of these RSUs vested on September 18, 2019, with the remainder vesting in eight equal quarterly installments thereafter, subject to continued service on each vesting date.
(6)One eighth of this option to purchase shares of our Class A common stock vested on July 27, 2020, with the remainder vesting in 42 equal monthly installments thereafter, subject to continued service on each vesting date.
(7)One eighth of these RSUs vested on September 16, 2020, with the remainder vesting in 14 equal quarterly installments thereafter, subject to continued service on each vesting date.
(8)This option to purchase shares of our Class B common stock vests in 24 equal monthly installments beginning on June 30, 2019, subject to continued service on each vesting date.
(9)This option to purchase shares of our Class B common stock vests in 24 equal monthly installments beginning on July 11, 2021, subject to continued service on each vesting date.
(10)One fourth of this option to purchase shares of our Class A common stock vested on October 16, 2019, with the remainder vesting in 36 equal monthly installments thereafter, subject to continued service on each vesting date.
(11)This option to purchase shares of our Class A common stock vests in 24 equal monthly installments beginning on December 11, 2019, subject to continued service on each vesting date.
(12)One fourth of these RSUs vest on December 18, 2019, with the remainder vesting in 12 equal quarterly installments thereafter, subject to continued service on each vesting date.
(13)These RSUs vest in eight equal quarterly installments starting on December 18, 2019, subject to continued service on each vesting date.

(14)One fourth of this option to purchase shares of our Class B common stock vested on October 28, 2017, with the remainder vesting in 36 equal monthly installments thereafter, subject to continued service on each vesting date.
(15)This option to purchase shares of our Class A common stock vests in 24 equal monthly installments starting on November 28, 2020, subject to continued service on each vesting date.
(16)These RSUs vest in eight equal quarterly installments starting on December 16, 2020, subject to continued service on each vesting date.

Option Exercises and Stock Vested
The following table shows for fiscal year 2020 certain information regarding options to purchase shares of our Class A and Class B common stock that were exercised and full value awards that may be settled for shares of our Class A and Class B common stock that vested during the last fiscal year with respect to each named executive officer:
Fiscal Year 2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Katrina Lake	—	—	35,384	741,291
Elizabeth Spaulding	—	—	—	—
Michael Smith	40,000	986,658	22,954	521,546
Scott Darling	47,726	1,011,449	3,870	84,983
Paul Yee	171,375	1,540,082	—	—

(1)The value realized on exercise of stock options is based on the fair market value of our Class A common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received
(2)The value realized on vesting was calculated by multiplying the number of shares of Class A common stock by the market value of our common stock on each vesting date.

Fiscal Year 2020 Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any defined benefit pension or retirement plan sponsored by us during fiscal year 2020.
Fiscal Year 2020 Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during fiscal year 2020.
Potential Payments upon Termination or Change in Control
Each of our named executive officers other than Mr. Yee is eligible for severance payments and benefits pursuant to the post-employment compensation provisions of their employment offer letter. These provisions supersede severance provisions in the named executive officers’ prior employment offer letter, if any. Each of our named executive officers’ employment offer letters have been filed as exhibits to our 2020 Annual Report.
For the purposes of the employment offer letters, the following definitions generally apply: “Cause” for a named executive officer’s termination means her or his: (a) conviction (including a guilty plea or plea of nolo contendere) of any felony; (b) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against us; (c) willful and continued failure to follow the lawful directions of our Board or officers to whom she or he reports, and failure to cure such failure within a reasonable time after receiving written notice from us of the claimed failure; (d) deliberate harm or injury, or attempt to deliberately harm or injure, us; (e) willful misconduct that materially discredits or harms us or our reputation; (f) material violation or breach of any written and fully executed contract or agreement between the named executive officer and us, including without limitation, material breach of her or his Confidentiality Agreement, or of any of our policies, or of any statutory duty owed to us by the named executive officer; (g) gross negligence or willful misconduct; (h) failure to cooperate with any investigation as requested by our Board or officers to whom the named executive officer reports; or (i) unauthorized use of confidential information that causes material harm to us; and a named executive officer will have “Good Reason” for resigning if any of the following actions are taken by us without her or his prior written consent: (a) a material reduction in her or his base salary or target annual bonus (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (b) a material reduction in her or his duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title or change resulting from a change in control transaction) shall not be deemed a “material reduction” in and of itself unless her or his new duties are materially reduced from the prior duties; or (c) relocation of her or his principal place of employment to a place that increases her or his one-way commute by more than 35 miles as compared to her or his then-current principal place of employment immediately prior to such relocation.
Involuntary Termination of Employment Not Involving a Change in Control
Pursuant to these provisions, in the event we terminate a named executive officer’s employment without Cause (other than as a result of death or disability), or she or he resigns for Good Reason (an “Involuntary Termination of Employment”), in either case more than one month prior to or more than 12 months following the closing of a change in control of the Company (as defined in her or his employment offer letter), then, subject to execution and delivery of an effective release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:

•a cash payment equal to six months (12 months in the case of our CEO) of her or his then-effective base salary; and
•continued health care coverage for a maximum period of six months (12 months in the case of our CEO), subject to cessation in the event she or he obtains such coverage from a new source; and
•only in the case of such a termination of Ms. Spaulding within 18 months of her start date, acceleration of six months’ of vesting of any and all outstanding and unvested equity awards held by Ms. Spaulding.
Involuntary Termination of Employment Involving a Change in Control
Pursuant to these provisions, in the event of an Involuntary Termination of Employment within the period beginning one month prior to or ending 12 months following the closing of a change in control of the Company, then, subject to execution and delivery of an effective release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:
•a cash payment equal to 12 months (18 months in the case of our CEO) of her or his then-effective base salary;
•continued health care coverage for a maximum period of 12 months (18 months in the case of our CEO), subject to cessation in the event that she or he obtains such coverage from a new source; and
•full accelerated vesting of any and all outstanding and unvested equity awards held by her or him, except to the extent the award agreement for any such equity award contains an explicit provision to the contrary.
If any payment or benefit that a named executive officer may receive from us or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code, and be subject to the excise tax imposed by Section 4999 of the Code, then such payment or benefit will be reduced to an amount that is either (i) the largest portion of the payment that would result in no portion of the payment being subject to such excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax results in her or his receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the excise tax.
The following table presents the estimated payments and benefits that would be received by each of our named executive officers other than Mr. Yee under the arrangements described above, assuming that a termination of employment and, where applicable, a change in control of the Company had occurred on August 1, 2020, the last day of fiscal year 2020, and that the price of our Class A common stock was $22.15 per share, which represents the closing market price of our Class A common stock on July 31, 2020, the last trading day of fiscal year 2020. This table is intended only for illustrative purposes; the rights and benefits due to any named executive officer upon an actual termination of employment or change in control of the Company can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect. Because Mr. Yee was no longer employed by us as of August 1, 2020, and because Mr. Yee resigned and no triggering event actually occurred with respect to Mr. Yee, he is not included in the following table.

Named Executive Officer	Involuntary Termination of Employment Not Involving a Change in Control of the Company ($) (1) (2) (3)	Involuntary Termination of Employment Involving a Change in Control of the Company ($) (1) (2) (3) (4) (5)
Katrina Lake
Severance Payment	650,000	975,000
Health Care Coverage	24,535	36,802
Equity Acceleration - Options	—	2,264,346
Equity Acceleration - RSUs	—	854,813
Total	674,535	4,130,961
Elizabeth Spaulding
Severance Payment	300,000	600,000
Health Care Coverage	11,257	22,515
Equity Acceleration - Options	—	—
Equity Acceleration - RSUs	1,323,175	7,056,946
Total	1,634,432	7,679,461
Michael Smith
Severance Payment	300,000	600,000
Health Care Coverage	7,302	14,604
Equity Acceleration - Options	—	771,007
Equity Acceleration - RSUs	—	1,293,250
Total	307,302	2,678,861
Scott Darling
Severance Payment	187,500	375,000
Health Care Coverage	12,327	24,653
Equity Acceleration - Options	—	242,007
Equity Acceleration - RSUs	—	738,658
Total	199,827	1,380,318
(1)The amounts reported for “Severance Payment” represent that annual base salary of each named executive officer as of the last day of the last completed fiscal year multiplied by the number of months for which such payment would be provided.
(2)The amounts reported for “Health Care Coverage” represent the Company’s monthly cost of medical, dental, and vision insurance coverage multiplied by the number of months of coverage that would be provided to each named executive officer.
(3)For Ms. Spaulding, the amounts reported for “Equity Acceleration - RSUs” represents RSUs that would vest during the six month period starting from the last day of the last completed fiscal year multiplied by $22.15 per share, which represents the closing market price of our Class A common stock on July 31, 2020, the last trading day of fiscal year 2020.
(4)The amounts reported for “Equity Acceleration - Options” represents the number of shares of our Class A and/or Class B common stock subject to unvested and unexercised options to purchase shares of our Class A or Class B common stock outstanding as of the last day of the last completed fiscal year multiplied by $22.15 per share, which represents the closing market price of our Class A common stock on July 31, 2020, the last trading day of fiscal year 2020, less the exercise price.
(5)The amounts reported for “Equity Acceleration - RSUs” represents the number of unvested RSUs as of the last day of the last completed fiscal year multiplied by $22.15 per share, which represents the closing market price of our Class A common stock on July 31, 2020, the last trading day of fiscal year 2020.
In addition to the benefits described and quantified above, the 2011 Equity Incentive Plan (the “2011 Plan”), the 2017 Plan and the 2019 Plan provide for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service (the “post-termination exercise period”). Generally, under the 2011 Plan, the 2017 Plan and the 2019 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability, or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of our named executive officers would be entitled to an extended post-termination exercise period in the event of a termination of employment due to death or disability.

Pay Ratio
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO. To identify our median employee, we used the following methodology:

•To determine our total population of employees, we included all full-time and part-time U.S. employees as of August 3, 2019, excluding our CEO.
•As the pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for 5% or less of the company’s total number of employees, we excluded 114 employees in the United Kingdom, who comprised approximately 1.4% of our total employee population of 7,955 employees on August 3, 2019. After taking into account this exemption, 7,841 U.S. employees were considered for identifying the median employee.
•To identify our median employee from our U.S. employee population (other than our CEO), we calculated the aggregate amount of cash compensation received by each employee in fiscal year 2019, excluding bonuses and other non-regular payments.
•We annualized the base compensation of employees who were employed by us for less than the entire fiscal year.
Using this approach, we determined our median employee. Our median employee in fiscal year 2019 was a part-time remote Senior Stylist. We believe there has been no change to our employee population and compensation arrangements that we believe would result in a significant change to our pay ratio disclosure. However, our original median employee is no longer employed by the Company. Accordingly, as permitted under SEC rules, we have substituted a new median employee with substantially similar fiscal 2019 compensation as the original median employee for purposes of our pay ratio disclosure for fiscal year 2020. Our substituted median employee for fiscal year 2020 is a part-time remote Senior Stylist.

We then calculated annual total compensation for this substituted median employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this Proxy Statement.
For fiscal year 2020, the annual total compensation for our median employee was $17,411 and the annual total compensation of Ms. Lake, as reported in the Summary Compensation Table included in this Proxy Statement, was $453,032. Based on this information, the ratio of our CEO’s annual total compensation to the annual total compensation of the median employee was 26:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Equity Compensation Plan Information
The following table provides information as of August 1, 2020, with respect to the shares of our Class A or Class B common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders (2)	14,433,827	16.01	925,676
Equity compensation plans not approved by security holders (3)	1,491,655	23.24	244,118
Total	15,925,482	17.10	1,169,794
(1)The weighted-average exercise price excludes RSU awards, which have no exercise price.
(2)Includes securities under the 2011 Plan and the 2017 Plan.
(3)Includes securities under the 2019 Plan.

The 2017 Plan provides that the number of shares reserved for issuance may be increased by the Board of Directors as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. Effective as of August 1, 2020, the Board approved an increase to the shares reserved for issuance by 5,187,757 shares of Class A common stock (approximately 5% of the total number of shares of all classes of common stock outstanding on August 1, 2020) pursuant to this provision. This increase is not reflected in the table above.

DIRECTOR COMPENSATION
The Compensation Committee of our Board regularly reviews and assesses the compensation levels of our non-employee directors, with the assistance of its external compensation consultant. Our Board has adopted a director compensation policy for our non-employee directors who are not affiliated with our stockholders, who we refer to below as our “Independent Directors,” which became effective in connection with our IPO. Pursuant to this policy, which was last amended by our Board in December 2018, our Independent Directors receive the compensation described below.
Cash Compensation
•A $50,000 annual cash retainer for service as a board member;
•$20,000 per year for service as chair of the Audit Committee and $10,000 per year for service as a member of the Audit Committee;
•$15,000 per year for service as chair of the Compensation Committee and $7,500 per year for service as a member of the Compensation Committee;
•$10,000 per year for service as chair of the Nominating and Corporate Governance Committee and $5,000 per year for service as a member of the Nominating and Corporate Governance Committee; and
•$10,000 per year for service as Lead Independent Director.
The annual cash compensation amounts are payable in equal quarterly installments following the end of each quarter in which the service occurred, pro-rated for any partial quarters. All annual cash fees are vested upon payment.
Equity Compensation
•A nonqualified option to purchase shares of our Class A common stock with an aggregate value of $75,000; and
•an RSU grant with an aggregate value of $75,000.
Equity grants are made as of the date of each annual meeting of our stockholders, provided that any Independent Director serving on our Board as of the date of our IPO will not receive an option or RSU grant until the date of the annual meeting that follows the date on which all equity award grants held by such Independent Director as of the date of the offering have become fully vested.
Each such stock option and RSU grant will be made under our 2017 Plan and will vest on the earlier of the first anniversary of its date of grant and the date of the next annual meeting of stockholders, subject to the director’s continuous service through the applicable vesting date.
In addition, any person who is elected or appointed as an Independent Director for the first time will, upon the date of her or his initial election or appointment, receive a nonqualified option to purchase shares of our Class A common stock with an aggregate value of $75,000 and an RSU grant with an aggregate value of $75,000, each multiplied by a fraction, the numerator of which is the number of days between the date of appointment and the date of the next then-scheduled annual meeting of stockholders (or, if the date of such annual meeting has not yet been scheduled, the first anniversary of the immediately preceding annual meeting), and the denominator of which is 365.
Any outstanding options to purchase shares of our Class A or Class B common stock held by each Independent Director who remains in continuous service with us until immediately prior to a change in control of the Company (as defined in our 2017 Plan) will become fully vested immediately prior to the closing of such change in control event in which their service is terminated.
Reimbursement of Expenses
We also reimburse each eligible non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board and any committee of the Board.

Fiscal Year 2020 Director Compensation Table
The following table shows for the fiscal year ended August 1, 2020, certain information with respect to the compensation of our non-employee directors:
Fiscal Year 2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (2) (3)	Total ($)
Steven Anderson(4)	—	—	—	—
J. William Gurley(4)	—	—	—	—
Marka Hansen	65,000	—	—	65,000
Kirsten Lynch	57,500	82,305	74,997	214,802
Sharon McCollam	85,000	—	—	85,000
Mikkel Svane	60,000	82,305	74,997	217,302
Elizabeth Williams	60,000	82,305	74,997	217,302
(1)The amounts reported in this column represent the aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2020 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Board.
(2)The aggregate number of RSUs and stock options held by each non-employee director listed as of August 1, 2020, was as follows:

Name	RSUs (#)	Stock Options (#)
Steven Anderson	—	—
J. William Gurley	—	—
Marka Hansen	—	162,375
Kirsten Lynch	3,093	28,668
Sharon McCollam	—	49,200
Mikkel Svane	3,093	17,861
Elizabeth Williams	3,093	14,093

(3)The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of our Class A common stock granted to our Independent Directors during fiscal year 2020 under our 2017 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our 2020 Annual Report. This amount does not reflect the actual economic value that may be realized by the non-employee directors from such awards.
(4)Pursuant to our Independent Director Compensation Policy, Messrs. Anderson and Gurley, who are affiliated with certain of our stockholders, do not receive any compensation for their service as members of our Board.

Ms. Lake, our Chief Executive Officer, is also a member of our Board but does not receive any additional compensation for her service as a director. See the section titled “Executive Compensation” for more information regarding the compensation of Ms. Lake.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Certain Related-Person Transactions
The following is a summary of transactions since August 4, 2019, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section titled “Executive Compensation.”
Employment of an Immediate Family Member
Chelsea Lake, the sister of Katrina Lake, our Founder, Chief Executive Officer, and a member of our Board, is an employee on our Women’s merchandising team. During fiscal year 2020, Chelsea Lake served principally as a Buying Director and had total cash compensation of $212,203. Chelsea Lake’s cash compensation was determined based on external market compensation data for similar positions and internal pay equity when compared to the compensation paid to employees with similar experience serving in similar positions who were not related to our Founder, Chief Executive Officer, and a member of our Board. In September 2019, Chelsea Lake received an RSU grant covering 3,049 shares of Class A common stock, with an aggregate fair value of $55,919, which vests in four equal quarterly installments, beginning on June 16, 2021. In March 2020, Chelsea Lake received an RSU grant covering 2,614 shares of Class A common stock, with an aggregate fair value of $36,622, which vests in four equal quarterly installments, beginning on June 16, 2021. In March 2020, Chelsea Lake also received an RSU grant covering 3,016 shares of Class A common stock, with an aggregate fair value of $42,254, which vests in eight equal quarterly installments, beginning on June 17, 2020. Chelsea Lake has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who are not related to our Founder, Chief Executive Officer, and a member of our Board.
Indemnification
Our amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our Certificate of Incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Related-Person Transactions Policy and Procedures
In September 2017, we adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our board for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our board is to consider the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. All of the transactions described above were presented, considered, and approved or ratified by our Board or the Audit Committee.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2020 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Scott Darling
Chief Legal Officer and Corporate Secretary
San Francisco, California
November 4, 2020
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended August 1, 2020, is available without charge upon written request to: Corporate Secretary, Stitch Fix, Inc., 1 Montgomery Street, Suite 1500, San Francisco, California 94104.

APPENDIX A
NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of our financial information with additional useful information in evaluating our performance. We believe that adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, and that this supplemental measure facilitates comparisons between companies. We also provide adjusted EBITDA excluding the impact of stock-based compensation expense (“ex. SBC”), which management believes provides useful information to investors and others in understanding our operating performance and facilitates comparisons between companies. This non-GAAP financial measure may be different than similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA ex. SBC as compared to net income, the most directly comparable GAAP financial measure. Some of these limitations include:

•adjusted EBITDA ex. SBC excludes the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•adjusted EBITDA and adjusted EBITDA ex. SBC exclude the recurring, non-cash expenses of depreciation and amortization of property and equipment and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•adjusted EBITDA and adjusted EBITDA ex. SBC do not reflect our tax provision, which reduces cash available to us; and
•adjusted EBITDA and adjusted EBITDA ex. SBC exclude interest (income) expense and other (income) expense, net, as these items are not components of our core business.

Adjusted EBITDA and Adjusted EBITDA ex. SBC
We define adjusted EBITDA as net income (loss) excluding interest (income) expense, provision (benefit) for income taxes, other (income) expense, net, and depreciation and amortization. We define adjusted EBITDA ex. SBC as adjusted EBITDA excluding stock-based compensation expense. The following table presents a reconciliation of net income (loss), the most comparable GAAP financial measure, to adjusted EBITDA and adjusted EBITDA ex. SBC for each of the periods presented:

	For the Fiscal Year Ended
(in thousands)	August 1, 2020	August 3, 2019
Adjusted EBITDA ex. SBC reconciliation:
Net income	$(67,117)	$36,881
Add (deduct):
Interest income	(5,535)	(5,791)
Other income, net	1,593	(1,535)
Provision (benefit) for income taxes	19,395	(6,060)
Depreciation and amortization	22,562	16,095
Adjusted EBITDA	$(29,102)	$39,590
Add (deduct):
Stock-based compensation expense	67,530	35,256
Adjusted EBITDA ex. SBC	$38,428	$74,846

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm Eastern Time on December 15, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm Eastern Time on December 15, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D25252-P44263

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STITCH FIX, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. J. William Gurley	☐	☐
1b. Kirsten Lynch	☐	☐
1c. Mikkel Svane	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D25253-P44263

STITCH FIX, INC.
Annual Meeting of Stockholders
December 16, 2020 1:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Katrina Lake, Michael Smith, and Scott Darling, or each of them individually, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of STITCH FIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, PST on December 16, 2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side